UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The St. Joe Company

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The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

April 5, 2016

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s Annual Meeting of Shareholders. The meeting will be held on May 17, 2016, at 10:00 a.m., Central Daylight Time, at Sharks Tooth Golf Club, 2003 Wild Heron Way, Lake Powell, Florida 32413. At the meeting, you will be asked to:

1.	Elect seven directors for a one-year term expiring at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) or until his or her successor is elected and qualified.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 22, 2016 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 17, 2016.

Sincerely,

Bruce R. Berkowitz

Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 5, 2016. St. Joe’s proxy statement and annual report are available online at https://materials.proxyvote.com/790148.

The St. Joe Company  |  2016 Proxy Statement

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PROXY STATEMENT

The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32413

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 17, 2016

You are receiving this proxy statement because you own shares of common stock of The St. Joe Company, which we sometimes refer to as “St. Joe,” “the Company,” “we,” “our” and “us”, that entitle you to vote at the Annual Meeting of Shareholders, which we refer to as the Annual Meeting. Our Board of Directors, which we sometimes refer to as the Board, is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting on May 17, 2016, at 10:00 a.m., Central Daylight Time, at Sharks Tooth Golf Club, 2003 Wild Heron Way, Lake Powell, Florida 32413.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the Annual Meeting?

A:	Only holders of record of shares of our common stock at the close of business on March 22, 2016, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 74,333,907 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent, whom we refer to as a nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

●	via Internet;
●	by telephone;
●	by mail, if you have received a paper copy of the proxy materials; or
●	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 10, 2016. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan “FOR” the director nominees in proposal 1 and “FOR” proposals 2 and 3.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I being asked to vote on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect seven directors for a one-year term expiring at the next Annual Meeting of Shareholders or until his or her successor is elected and qualified.	FOR

2. To ratify the appointment of KPMG LLP, which we refer to as KPMG, as our independent registered public accounting firm for the 2016 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider such other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) is required for the election of directors in an uncontested election.

Q:	How many votes are needed to approve the ratification of KPMG (Proposal 2)?

A:	Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action to approve the ratification of KPMG as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve resolutions regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal. We will report the results of the shareholder vote on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory votes on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review and consider the results of the vote in making a determination concerning executive compensation for 2017.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” the director nominees in proposal 1 and for proposals 2 and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:

If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange, which we refer to as the NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Other than the proposal to approve the ratification of KPMG (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1 and 3 absent your voting instructions.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “ABSTAIN” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

●	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413;
●	Executing and delivering to our Corporate Secretary a proxy with a later date;
●	Attending the Annual Meeting and voting in person; or
●	Submitting a telephonic or Internet vote with a later date.

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Q:	Who can attend the Annual Meeting?

A:

Only shareholders and our invited guests may attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Investor Relations, Telephone: (850) 231- 6400.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is elected and qualified. In November 2015, Mr. Jeffrey Keil stepped down from his position as our Interim Chief Executive Officer and resigned from the Board of Directors. Also in November 2015, our Board appointed Mr. Jorge L. Gonzalez to serve as President and Chief Executive Officer and elected Mr. Gonzalez to fill the vacancy that resulted from Mr. Keil’s departure. Upon the recommendation of the Governance and Nominating Committee, which we refer to as the Governance Committee, our Board has nominated Messrs. Cesar L. Alvarez, Bruce R. Berkowitz, Howard S. Frank, Jorge L. Gonzalez, Stanley Martin, Thomas P. Murphy Jr. and Vito S. Portera for re-election, each for a one-year term that will expire at the 2017 Annual Meeting of Shareholders or until his successor is elected and qualified, and each has consented to serve if elected.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Cesar L. Alvarez Age 68 Director since 2012 Committee: ● Governance (Chair)

Mr. Alvarez has served as Senior Chairman of the international law firm of Greenberg Traurig, LLP, commencing in 2016. Prior to his appointment as Senior Chairman, Mr. Alvarez served as the firm’s Co-Chairman from 2012 to 2016. He previously served as the firm’s Chief Executive Officer from 1997 until his election as Executive Chairman in January 2010 and as its Executive Chairman from January 2010 until his election as Co-Chairman. Mr. Alvarez has served on the board of directors of Mednax, Inc. since 1997 and on the board of directors of Intrexon Corporation since 2008. Mr. Alvarez has also served on the board of directors of Fairholme Funds, Inc., which we refer to as the Fairholme Fund, since 2008 and on the board of directors of Sears Holding Corporation since 2013.

Qualifications.  The Board nominated Mr. Alvarez to serve as a director due to his management experience as the Senior Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country, as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Bruce R. Berkowitz Age 57 Director since 2011 Chairman since 2011

Mr. Berkowitz is the Chief Investment Officer of Fairholme Capital Management, LLC, which we refer to as Fairholme, President of the Fairholme Fund and Manager of Fairholme Holdings LLC. The Fairholme Fund owned approximately 31.1% of our common stock as of February 26, 2016.

Mr. Berkowitz has served as a director of the Fairholme Fund since 1999 and as a director of Sears Holding Corporation since February 2016. He has also served as a director of Olympus Re Holdings, Ltd. and Olympus Reinsurance Company, Ltd. (Bermuda) since 2001. Previously, Mr. Berkowitz served as a director of each of White Mountains Insurance Group, Ltd., a financial services holding company, from 2004 to 2010, AmeriCredit Corporation, a retail financial services company, from 2008 to 2009 and TAL International Group Inc., a lessor of intermodal freight containers and chassis, from 2004 to 2009. In addition, Mr. Berkowitz was Managing Member of Fairholme from 1997 to 2014.

Qualifications.  The Board nominated Mr. Berkowitz to serve as a director because of his extensive financial and investment experience and his valuable network of business and professional relationships.

Howard S. Frank Age 75 Director since 2011 Committees: ● Compensation (Chair) ● Audit

Mr. Frank is currently a Consultant to the CEO and to the Chairman of Carnival Corporation & plc (“Carnival”). He has also served as Chairman of the board of directors of Costa Crociere, S.p.A., Carnival’s largest cruise group in Europe since 2014. From 1989 until 2013, Mr. Frank served as the Vice Chairman, Chief Operating Officer and director of Carnival, one of the largest cruise vacation groups in the world. Mr. Frank is a past Chairman and current Vice Chairman of the Board of Trustees for the New World Symphony and currently serves as an independent director on the board of directors of the Fairholme Fund.

Qualifications.  The Board nominated Mr. Frank to serve as a director because of his extensive strategic accounting, operational experience and sound business judgment demonstrated throughout his career with Carnival, as well as his experience as an Audit Committee Chair with the Fairholme Fund.

Jorge L. Gonzalez Age 51 Director since 2015

Mr. Gonzalez joined us in 2002 and has served as our President and Chief Executive Officer since November 2015. During his time with the Company, Mr. Gonzalez has served in roles of increasing responsibility and most recently as the Company’s Senior Vice President of Development from March 2015 to November 2015. In that role, Mr. Gonzalez supervised the long and complex sector planning entitlement process that was successfully concluded in 2015. Mr. Gonzalez has over 26 years of continuous experience in various planning and real estate related roles. Mr. Gonzalez is a member of the Urban Land Institute and serves on various community boards and organizations including the Florida State University Panama City Campus Development Board, the Bay County Economic Development Alliance, the Northwest Florida Manufacturer’s Council, Gulf Coast Regional Medical Center, and Enterprise Florida.

Qualifications.  The Board nominated Mr. Gonzalez to serve as a director because of his extensive experience in the real estate development industry, including as an executive officer of the Company.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Stanley Martin Age 68 Director since 2012 Committees ● Audit (Chair) ● Governance

Mr. Martin is currently a private investor with significant finance executive experience. From 2004 to 2006, Mr. Martin served as the Chief Audit Executive for the Federal Home Loan Mortgage Corporation. Previously, he served as the Chief Financial Officer of Republic New York Corporation and Republic National Bank from 1998 until its acquisition by HSBC Bank in 2000 and then as an Executive Vice President and consultant with HSBC Bank through April 2003. Mr. Martin formerly served as a member of the Board of Trustees and Chairman of Audit Committee of John Hancock Funds, which is composed of over 50 mutual funds including 10 New York Stock Exchange closed end funds. Mr. Martin was previously a partner of and spent 27 years with KPMG LLP, and holds an active license in the State of Florida as a Certified Public Accountant.

Qualifications.  The Board nominated Mr. Martin to serve as a director because of his significant finance and accounting experience and his experience as an Audit Committee Chair with John Hancock Funds.

Thomas P. Murphy, Jr. Age 67 Director since 2011 Committees: ● Compensation ● Governance

Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company that he founded in 1989. Mr. Murphy has 47 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary Board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the United States at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. since August 2008.

Qualifications.  The Board nominated Mr. Murphy to serve as a director because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his experience serving on the board of directors of a public company.

Vito S. Portera Age 74 Director since 2014 Committees: ● Compensation ● Audit

Mr. Portera is currently a private investor who previously served as Vice Chairman and director of Republic New York Corporation, Vice Chairman and director of Republic National Bank of New York and officer of various subsidiaries from 1969 until its acquisition by HSBC Bank in 2000 and then as an Executive Vice President until April 2000.

Qualifications.  The Board nominated Mr. Portera to serve as a director because of his significant finance and investment experience as well as his prior senior executive experience.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

●	Director independence (including our Policy Regarding Director Independence Determinations);
●	Director qualifications, responsibilities and tenure;
●	Board structure;
●	Director resignation policy;
●	Director compensation; and
●	Management succession.

From time to time, the Governance Committee will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is our policy that the positions of Chief Executive Officer (CEO) and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides the CEO with guidance, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines which are available to view under the Investor Relations - Corporate Governance section of our website, located at www.joe.com. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management. In

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CORPORATE GOVERNANCE

determining that Mr. Alvarez was independent, the Board considered the legal services provided to us by Greenberg Traurig, a law firm for which Mr. Alvarez serves as Co-Chairman. Following such consideration, the Board determined that the services provided by Greenberg Traurig did not affect Mr. Alvarez’s independence.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following current directors (which together constitute all of the members of the Board other than Mr. Gonzalez) is independent: Messrs. Alvarez, Berkowitz, Frank, Martin, Murphy and Portera. Mr. Gonzalez is not independent as he currently serves as our President and Chief Executive Officer.

Board Committees

The Board has the following three standing committees: the Governance Committee; the Audit Committee; and the Compensation Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the committees can be found under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Corporate Secretary. We periodically review and revise the committee charters. The Board adopted a revised Governance Committee Charter on February 25, 2015 and Audit Committee Charter on August 15, 2015. Upon review in 2015, the Board determined that no revisions to the Compensation Committee Charter were necessary.

A summary of the current composition of each standing committee, and the number of meetings held by each such committee in 2015, is set forth below.

Name	Governance and Nominating	Compensation	Audit
Cesar L. Alvarez	Chair	—	—
Bruce R. Berkowitz	—	—	—
Howard S. Frank	—	Chair
Jorge L. Gonzalez	—	—	—
Stanley Martin		—	Chair
Thomas P. Murphy Jr.			—
Vito S. Portera	—

Meetings held in 2015:	1	2	6

= Committee member

In addition, the Board currently has created two special committees: (1) the Executive Committee and (2) the Investment Committee. Discussion of these committees is set forth below.

Board and Committee Meetings

The Board convened six formal meetings in 2015 and acted pursuant to written consent in lieu of a meeting one time. Each member of the Board, with the exception of Mr. Gonzalez who joined the Board in November 2015, attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served in 2015. Non-management directors meet periodically in executive session without management on a regularly scheduled basis. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings, either in person, by phone or by other remote communication. All of the current members of the Board, who were serving as directors at the time of the 2015 Annual Meeting, were present at the 2015 Annual Meeting.

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CORPORATE GOVERNANCE

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include, among other things:

●	appointing our independent auditors and monitoring their performance, qualifications and independence;
●	assisting the Board’s oversight of the quality and integrity of our financial statements;
●	reviewing with management, the internal auditor and independent auditors, the quality, adequacy and effectiveness of our internal control over financial reporting;
●	reviewing our policies and processes with respect to risk assessment and risk management;
●	exercising an oversight role with respect to our internal audit function; and
●	reviewing with management our policies with respect to compliance with laws and regulations, including our Code of Business Conduct and Ethics.

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission, which we refer to as the SEC;
●	is financially literate, knowledgeable and qualified to review financial statements; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as an Audit Committee member.

In addition, the Board has determined that each of Howard S. Frank, Stanley Martin and Vito S. Portera qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include, among other things:

●	in consultation with senior management, establishing our general compensation philosophy, and overseeing the development and implementation of our compensation and benefits program;
●	together with the other independent directors of the Board, setting the compensation of the CEO and our other executive officers;
●	reviewing and approving performance goals and objectives, consistent with approved compensation plans, with respect to the compensation of the CEO and all other executive officers;

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CORPORATE GOVERNANCE

●	reviewing and supervising the administration of our incentive compensation or equity based plans that are subject to Board approval;
●	reviewing St. Joe’s compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on St. Joe;
●	reviewing and discussing the compensation and benefits of non-employee directors; and
●	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

The Compensation Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members except as otherwise provided in the Compensation Committee Charter. Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for compensation committee members required by the NYSE’s corporate governance listing standards;
●	is a “non-employee director” pursuant to criteria established by the SEC;
●	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as a Compensation Committee member.

Use of Outside Advisors

The Compensation Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the Compensation Committee in fulfilling its responsibilities. In 2015, the Compensation Committee retained Pearl Meyer & Partners, LLC (PMP) as its outside compensation consultant to provide the Compensation Committee with a review of competitive market data for the top seven executives; to assist the Compensation Committee in evaluating and developing our executive compensation program and pay practices; and to provide the Compensation Committee with a review of director compensation and a competitive market analysis. PMP did not perform any services for us other than its services to the Compensation Committee. We believe that the use of outside compensation consultants provides additional assurance that our programs are reasonable and consistent with our objectives. Prior to retaining PMP, the Compensation Committee evaluated the independence of PMP, taking into account all factors relevant to their independence from management under the SEC rules and NYSE listing standards. Based upon those evaluations, the Compensation Committee determined that PMP was independent, and remains independent, and that PMP’s work for the Compensation Committee during 2015 did not raise any conflict of interest.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2015 was at any time during 2015 or at any other time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of (i) a board of directors or (ii) a compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include, among other things:

●	assisting the Board by establishing the criteria for the selection of directors, identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;
●	recommending committee assignments after consultation with the Chairman of the Board;
●	assessing and reporting to the Board as to the independence of each director;
●	taking a leadership role in shaping the corporate governance of St. Joe;
●	approving related person transactions involving any Board member or any executive officer;
●	leading the Board in its annual self-evaluation and evaluation of each of the Board committees and management; and
●	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to St. Joe.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent deemed relevant by the Governance Committee in its sole discretion, seeks candidates that, among other things, have:

●	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
●	a reputation, both personal and professional, consistent with our image and reputation;
●	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;

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CORPORATE GOVERNANCE

●	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
●	financial knowledge and experience, including qualification as financially literate and as a financial expert defined by the SEC and NYSE; and
●	independence, as defined by the SEC and NYSE, and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

●	interpersonal and leadership skills;
●	a proven track record of excellence in their field of expertise; and
●	significant business and professional expertise with high-level managerial experience in complex organizations, including large legal firms or accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and applicable Board committee meetings; understanding of St. Joe’s businesses; understanding of St. Joe’s strategies; overall level of involvement; contributions to the Board; any change in the independence of the director; and any change in status of the director.

Additionally, although we do not have a formal, written diversity policy, pursuant to the Governance Committee Charter, the Governance Committee seeks a diverse group of director candidates, including diversity with respect to age, gender, ethnic background and national origin. The Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, St. Joe and our shareholders.

The Governance Committee identifies nominees by first evaluating the current Board members’ willingness to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes must tender such director’s resignation for consideration by the Governance Committee who will recommend to the Board the action to be taken.

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CORPORATE GOVERNANCE

Executive Committee

The Executive Committee, whose current members are Messrs. Berkowitz, Frank and Gonzalez, may exercise all the powers and authority of the Board in the management of the business and affairs of St. Joe, except that the Executive Committee may not:

●	approve or recommend to shareholders actions or proposals required to be approved by shareholders;
●	fill vacancies on the Board or any committee of the Board;
●	adopt, amend or repeal our Bylaws;
●	authorize or approve the reacquisition of our common stock unless pursuant to a general formula or method specified by the Board; or
●	authorize or approve the issuance or sale of our common stock, except in certain circumstances.

Investment Committee

The Investment Committee, whose current members are Messrs. Berkowitz, Frank and Gonzalez, approves certain expense commitments and supervises the implementation of the Investment Management Agreement, as amended, between St. Joe and Fairholme Capital Management, L.L.C., or one of its affiliates (“Fairholme Capital”).

Management Succession

Annually, the Board reviews and discusses a succession plan for the CEO as well as other senior management positions. To assist the Board, the CEO is required to provide the Board with an annual assessment of our senior managers and other persons considered potential successors to the CEO position and to other senior management positions. In addition, the CEO is required to prepare, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short term plan would be in effect until the Board had the opportunity to consider the situation and take action, when necessary.

Code of Business Conduct and Ethics/Related Person Transaction Policy

Our Board has adopted a Code of Business Conduct and Ethics, which we refer to as the Code, applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws.

Our Code, which was most recently revised in November 2013, is available to view under the Investor Relations—Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code or any waiver granted under the Code covered by Item 5.05 of Form 8-K within four business days following the date of the amendment or waiver.

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CORPORATE GOVERNANCE

Our Governance and Nominating Committee Charter provides that our Governance Committee must approve all related person transactions involving any Board member or any executive officer. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

In November 2015, we appointed Mr. Jorge Gonzalez as President and CEO. Mr. Gonzalez’s wife owns a spa business that leases space in one of our commercial properties. The lease was entered into prior to Mr. Gonzalez becoming an executive officer and lease payments are at market rates. The lease obligations for the 2015 fiscal year through January 2019 (the end of the current term of the lease) are approximately $210,000 (including CAM reimbursements of approximately $67,000).

Fairholme Capital has served as an investment adviser to the Company since April 2013. Mr. Berkowitz, the Founder, Managing Member and Chief Investment Officer of Fairholme Capital, and the President and a director of the Fairholme Fund, is the Chairman of our Board of Directors. The Fairholme Fund owned approximately 31.1% of our common stock as of February 26, 2016. Pursuant to the terms of an Investment Management Agreement, as amended, Fairholme Capital has agreed to supervise and direct the investments of investment accounts established by us in accordance with the investment guidelines and restrictions set forth in such agreement. During 2015, the investment guidelines required that, as of the date of any investment (i) at least 50% of the investment accounts be held in cash or cash equivalents, (ii) no more than 15% of the investment accounts may be invested in securities of any one issuer (excluding the U.S. Government), (iii) any investment in any one issuer (excluding the U.S. Government) that exceeds 10%, but not 15%, requires the consent of at least two members of the Investment Committee and (iv) the investment accounts may not be invested in common stock securities. Fairholme Capital receives no compensation for its services as our investment advisor.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the Board’s Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial risk exposures and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our General Counsel and Chief Financial Officer. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.

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CORPORATE GOVERNANCE

Director Compensation

Annual Retainer. For 2015, our Board approved the annual retainer fees set forth below, payable in cash. We do not pay meeting fees. Annual retainer fees are payable quarterly in advance.

●	$75,000 for each non-employee director;
●	an additional $25,000 for the Chairman of the Board;
●	an additional $10,000 for the Chair of the Governance Committee;
●	an additional $12,500 for the Chair of the Compensation Committee; and
●	an additional $25,000 for the Chair of the Audit Committee.

Messrs. Berkowitz and Frank waived their rights to receive the annual retainer or committee chair fees for their service on the Board in 2015.

Annual Equity Grant. Following each annual meeting of our shareholders, the Compensation Committee grants an equity compensation award to each non-employee director. In 2015, the Compensation Committee granted to each non-employee director an equity grant with an aggregate fair market value of $50,007, based on the closing price of our common stock on the grant date.

Messrs. Berkowitz and Frank waived their rights to receive annual equity grants for their service on the Board in 2015. In lieu of the annual equity grant, the Compensation Committee approved paying Mr. Alvarez the equivalent value of the equity award in cash for 2015 and intends to do so in 2016.

Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

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CORPORATE GOVERNANCE

2015 Director Compensation

The following table sets forth the compensation paid in 2015 to each director, other than Mr. Gonzalez whose 2015 compensation for his services as President and CEO for the remainder of 2015 is discussed under “Executive Compensation” in this proxy statement.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Cesar L. Alvarez	135,000	–	5,000	(3)	140,000
Bruce R. Berkowitz(4)	–	–	–		–
Howard S. Frank(4)	–	–	–		–
Stanley Martin	100,000	50,007	–		150,007
Thomas P. Murphy, Jr.	75,000	50,007	–		125,007
Vito S. Portera	75,000	50,007	–		125,007

(1)	The amounts shown include the annual retainer fees for all directors. For Mr. Alvarez, the amount also includes (i) $50,000 in cash granted in lieu of Mr. Alvarez’s annual equity grant for 2015, and (ii) fees in the amount of $10,000 for his service as Chair of the Governance Committee. For Mr. Martin, the amount also includes fees in the amount of $25,000 for his service as Chair of the Audit Committee.
(2)	Represents the grant date fair value of the Annual Equity Grant of 3,220 shares of common stock awarded to Messrs. Martin, Murphy and Portera on June 30, 2015, based on a closing market price of our common stock of $15.53 on June 30, 2015. The amounts shown represent the grant date fair value under FASB ASC Topic 718. Please refer to Note 17 of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016 for the assumptions utilized in calculating fair value. As of December 31, 2015, none of our Directors held unvested restricted stock units or unexercised options.
(3)	The amount shown represents a matching contribution in the amount of $5,000 paid by the Company to United Way of Miami-Dade in accordance with the Company’s Charitable Matching Program. The Charitable Matching Program matches each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director and also provides for contributions to events at which directors are recognized for their services to charitable or civic causes.
(4)	Messrs. Berkowitz and Frank waived their rights to receive any compensation for their service on the Board in 2015.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of St. Joe’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee selected, and the Board of Directors has ratified the selection of, KPMG LLP (“KPMG”) to continue to serve as our independent registered public accounting firm for the 2016 fiscal year. KPMG has served as our independent registered public accounting firm since 1990. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to St. Joe. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of KPMG, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2016 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2016 fiscal year.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2015 financial statements and internal control over financial reporting, we entered into an agreement with KPMG which sets forth the terms by which KPMG performed audit services for us.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to KPMG

We were billed for professional services provided with respect to fiscal years 2014 and 2015 by KPMG in the amounts set forth in the following table.

Services Provided	2014	2015
Audit Fees(1)	$934,000	$661,000
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

Total	$934,000	$661,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); and (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. These amounts do not include reimbursement of expenses equaling $51,700 for 2014 and $28,437 for 2015.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the 2016 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Pre-Approval Policy of the Company provides that the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any pre-approval is indefinite, unless the Audit Committee specifically provides for a different period or amends such approval.

Pursuant to the Pre-Approval Policy, the Audit Committee delegates pre-approval authority to the Chairman of the Audit Committee for pre-approval of decisions relating to a service if the fee for such service does not exceed $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by KPMG during fiscal year 2015, as described above.

Audit Committee Report

The Audit Committee (which we refer to as “we”, “us” or the “Committee” for purposes of this Audit Committee Report) oversees the financial reporting process of St. Joe on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by the Committee pursuant to the Audit Committee Charter is set forth above on page 12.

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PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with KPMG, St. Joe’s independent registered public accounting firm, its audit of St. Joe’s financial statements and internal control over financial reporting. We discussed with KPMG and St. Joe’s internal auditor the overall scope and plans for their respective audits. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with KPMG the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Accounting Oversight Board. We also received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that St. Joe’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC. We also evaluated and selected KPMG as St. Joe’s independent auditors for 2016, which the shareholders will be asked to ratify at the Annual Meeting of Shareholders.

Audit Committee:

Stanley Martin, Chair

Howard S. Frank

Vito S. Portera

March 21, 2016

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (which we refer to as the Securities Act) or the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or Exchange Act.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees other than Mr. Gonzalez. Biographical information with respect to Mr. Gonzalez is set forth above under “Proposal 1 – Election of Directors.”

Marek Bakun, 44, has served as our Chief Financial Officer since October 2013 and as our Executive Vice President since May 2014. Prior to joining us in 2013, Mr. Bakun served as Chief Financial Officer and Treasurer of Orleans Homebuilders, Inc., in Bensalem, Pennsylvania from February 2011 until October 2013. From October 2010 to February 2011, Mr. Bakun served in a senior finance position for MDC Holdings, Inc., a homebuilder which builds under the name Richmond American Homes, where he provided financial analysis in connection with systems implementation in two of the company’s U.S. markets and provided financial analysis on other initiatives. From April 2008 to October 2010, Mr. Bakun served as Chief Financial Officer and Treasurer for Mattamy Homes Corporation with responsibility for financial controls in its five U.S. markets. From 1999 to April 2008, Mr. Bakun served in positions of increasing responsibility for Morrison Homes, which merged into Taylor Morrison Home Corporation during his tenure, and was appointed Vice President and Chief Financial Officer in August 2006.

Kenneth M. Borick, 55, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2012. From September 2000 until February 2012, Mr. Borick held various positions of increasing responsibility within St. Joe, primarily in the legal department. Mr. Borick has over twenty years of legal experience, which began with the private practice of law in South Carolina. Mr. Borick then spent seven years with The Walt Disney Company prior to joining us in 2000.

David S. Harrelson, 60, joined us in 1976 and has served as our Senior Vice President, Timberland since February 2012. Previously, Mr. Harrelson served as our Vice President, Timberland from 2006 until February 2012. Mr. Harrelson is responsible for the timber resources and land management on non-entitled property. Since joining St. Joe as an entry-level forester, Mr. Harrelson has held various positions of increasing responsibility within the forestry division.

Patrick W. Murphy, 45, has served as our Senior Vice President, Operations since October 2012. From March 2006 until October 2012, Mr. Murphy served as the General Manager of the WaterColor Inn & Resort, our wholly owned resort. Prior to joining us, Mr. Murphy held various management positions with Five Diamond and Five Star Resorts, including Nemacolin Woodlands Resort from 2004 to 2006 and Sea Island Company from 2001 to 2004.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2015 compensation of our named executive officers (identified below), who we sometimes refer to as our NEOs. As discussed in Proposal 3 on page 34, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed to our financial performance in 2015 and will contribute to our financial performance in the future.

Named Executive Officers

For 2015, our “named executive officers” were:

●	Jorge L. Gonzalez, our President and Chief Executive Officer, and former SVP, Development;
●	Marek Bakun, our EVP and Chief Financial Officer;
●	Kenneth Borick, our SVP, General Counsel and Corporate Secretary;
●	David Harrelson, our SVP, Timberland;
●	Patrick Murphy, our SVP, Operations;
●	Jeffrey Keil, our former President and Interim Chief Executive Officer; and
●	Patrick Bienvenue, our former EVP and Senior Advisor to the Chairman.

In November 2015, the Board appointed Jorge Gonzalez as our President and Chief Executive Officer. Mr. Gonzalez has been with the Company since 2002, most recently as our Senior Vice President of Development. In connection with Mr. Gonzalez’s appointment, Jeffrey Keil, our Interim Chief Executive Officer, stepped down from that position.

Compensation Setting Process

Role of Compensation Committee

Pursuant to its Charter, the Compensation Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits program. The Compensation Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.

Role of Management

Our management develops background and supporting materials for review at Compensation Committee meetings, attends Compensation Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive

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COMPENSATION DISCUSSION AND ANALYSIS

compensation programs. Our CEO generally attends Compensation Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

Elements of Compensation

Our 2015 executive compensation program consisted of base salary and discretionary bonuses payable based on the Compensation Committee’s discretionary evaluation of our overall financial performance and the contribution of the individual named executive officer to such performance. In addition, our named executive officers receive the same benefits and perquisites that are available to all employees generally. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components. The Compensation Committee currently does not have an annual performance-based bonus plan or a formal long-term equity incentive plan. We anticipate that more formalized programs may be adopted in the future.

Base Salary

Objective: The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as demand in the labor market and comparable salaries for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken in 2015: Mr. Gonzalez did not receive a salary increase in connection with his appointment as President and Chief Executive Officer in November 2015, but continued to receive his base salary of $250,000 from his previous position with the Company. In 2015, the Compensation Committee reviewed base salaries for each NEO and determined that the base salary for Mr. Borick was below competitive market salary levels. Consequently, the Compensation Committee approved an increase in Mr. Borick’s base salary to $300,000. No other NEO received a base salary increase for 2015. However, the Compensation Committee approved an increase in Mr. Gonzalez’s base salary from $250,000 to $350,000, effective January 1, 2016.

Discretionary Bonuses

Objective: The Compensation Committee awards discretionary bonuses to our named executive officers to reward such officers for their individual contributions to our overall performance in a given year and to assist in providing a competitive compensation package. The Committee believes that discretionary bonuses, if any, should be subject to the achievement of the Company of the financial and operational objectives set by the Board from time to time, the financial results of the Company during the year, the Company’s liquidity position at the end of the year and the Board’s expectations regarding the required uses of liquidity in the upcoming year. We believe that making such compensation “at risk” provides significant motivation for increasing company and individual performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance Considerations: Discretionary bonuses (if any) will be paid based on the Compensation Committee’s discretionary evaluation of our overall financial performance, the contribution of the particular named executive officer to such performance and the other factors discussed above. The Compensation Committee also takes into consideration the target bonus amounts set in such named executive officer’s employment agreement, if applicable. The amount of any discretionary bonus awarded is determined by the Compensation Committee, in its sole discretion, and in consultation with the independent directors of the Board. Bonuses are typically paid in cash during the first quarter, however, the Compensation Committee has, and may in the future, decide to award bonuses during the year for exemplary performance.

Committee Actions Taken with Respect to 2015 Performance: The Compensation Committee, in consultation with the independent directors of the Board, approved the following discretionary cash bonus awards for 2015 performance: $250,000 for Mr. Bakun, $200,000 for Mr. Borick, $50,000 for Mr. Harrelson and $60,000 for Mr. Murphy. In addition, Mr. Gonzalez was paid a discretionary bonus of $1,000,000 for his exemplary service and leadership in connection with his responsibilities arising from his position as Senior Vice President of Development prior to being named Chief Executive Officer. Mr. Gonzalez did not receive an additional bonus for his services as Chief Executive Officer.

Mr. Keil stepped in as our Interim Chief Executive Officer and provided invaluable leadership during a critical period of transition for the Company. Among many things, Mr. Keil was instrumental in assessing talent at St. Joe and formulating a succession plan for our executive leadership. In recognition of his contributions and in lieu of a bonus, the Compensation Committee, in consultation with independent directors of the Board, awarded Mr. Keil a severance payment in the amount of $500,000 upon his departure from the Company.

Employment Agreements

Employment Agreement with Mr. Bakun

In connection with his appointment as CFO, we entered into an employment agreement with Mr. Bakun to serve as CFO for a period of one year, commencing on October 7, 2013. On April 1st of each successive one year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary of $350,000, which may be increased by the Compensation Committee. In addition, Mr. Bakun is eligible for an annual cash bonus with a target award equal to 100% of his base salary rate.

The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for good cause, for a reason other than for cause or due to his death or disability, Mr. Bakun is entitled to receive (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement.

Employment Agreement with Mr. Bienvenue

Prior to his separation from the Company in November 2015, Mr. Bienvenue had an employment agreement with the Company. The employment agreement provided for an annual base salary of $400,000 for

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Bienvenue, which may have been increased, but not decreased, by the Compensation Committee. For 2015, Mr. Bienvenue’s base salary was $500,000. In addition, Mr. Bienvenue is eligible for an annual cash bonus with a target award equal to 100% of his base salary rate.

Mr. Bienvenue’s employment agreement provided that, upon our termination of his employment without cause or his resignation for good reason, Mr. Bienvenue, would have been entitled to receive (i) ratably over a 12 month period after the termination date, an amount equal to his base salary as in effect on the termination date, and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for a period of 18 months.

In connection with his separation, we and Mr. Bienvenue entered into a separation agreement pursuant to which Mr. Bienvenue was entitled to (i) $500,000 and (ii) reimbursement for health insurance for 18 months, each as provided in his employment agreement. In addition, we agreed to pay Mr. Bienvenue a one-time lump sum in the amount of $100,000. Mr. Bienvenue agreed to a general release and to comply with certain non-competition, confidentiality and non-disparagement obligations. The amount of $600,000 has been paid.

Retirement Plans

We previously provided retirement benefits to our named executive officers through a Pension Plan and 401(k) retirement plan. However, effective March 2013, we froze the Pension Plan and, in August 2014, we received the requisite regulatory approvals to terminate the Pension Plan. Currently, we provide retirement benefits to our named executive officers solely through our 401(k) retirement plan pursuant to which we contribute the same percentage of salary as we do for our other employees, subject to a cap.

Health and Welfare Benefits and Perquisites

We have traditionally provided our named executive officers with a variety of health and welfare benefits. In addition we provide the perquisites reflected in the All Other Compensation column in the “Summary Compensation Table” and more fully described in the footnote to that column. The only perquisites that our named executive officers are currently entitled to receive, other than those that are available to all employees, are reimbursement for annual physical exams and membership in our St. Joe Club & Resorts (the latter of which has no incremental cost to us).

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders. Because St. Joe had previously operated with net operating losses, the tax deductibility of compensation has not been a major consideration in the Compensation Committee’s compensation decisions; however this may become a consideration in the future.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of St. Joe and its shareholders by providing its executives

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COMPENSATION DISCUSSION AND ANALYSIS

with the appropriate compensation and meaningful incentives. In 2015, the Compensation Committee took into consideration that approximately 88% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Compensation Committee

Howard S. Frank, Chair

Thomas P. Murphy, Jr.

Vito S. Portera

March 2, 2016

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EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth the compensation earned by each of our named executive officers, or NEOs, for 2015, 2014 and 2013. In accordance with applicable SEC rules, we are providing compensation information for named executive officers only for years in which they qualified as named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)		Total ($)
Jorge Gonzalez	2015	250,000		1,000,000	–	–	53,000	(3)	1,303,000
President and Chief
Executive Officer

Marek Bakun	2015	350,000		250,000	–	–	53,000	(3)	653,000
EVP and Chief	2014	350,000		250,000	–	–	58,600		658,600
Financial Officer	2013	71,346		132,466	–	–	100,114		303,926

Kenneth Borick	2015	293,231	(4)	200,000	–	–	53,000	(3)	546,231
SVP, General Counsel	2014	253,308		128,000	–	39,746	34,500		455,554
and Corporate Secretary	2013	241,539		196,000	–	(39,972)	392		397,959

David Harrelson	2015	190,000		50,000	–	–	53,000	(3)	293,000
SVP, Timberland	2014	190,000		50,000	–	55,937	34,500		330,437
	2013	180,769		250,000	–	(30,359)	2,572		402,983

Patrick Murphy	2015	190,000		60,000	–	–	52,635	(3)	302,635
SVP, Operations

Patrick Bienvenue	2015	480,770		–	–	–	600,000	(5)	1,080,770
Former EVP	2014	500,000		350,000	–	3,865	34,500		888,365
	2013	500,000		500,000	–	7,452	1,127		1,008,580

Jeffrey Keil	2015	230,769		–	–	–	517,740	(3)(6)	748,509
Former President and	2014	142,789		–	50,009	–	–		192,798
Interim Chief
Executive Officer

(1)

The amounts shown represent the change in present values of the Pension Plan benefits in 2013 and 2014. St. Joe discontinued its nonqualified deferred capital accumulation plan effective December 30, 2011 and froze the Pension Plan, effective March 27, 2013. As of December 31, 2015, the pension plan assets were distributed. The changes in pension values shown reflect the changes in the present value of pension benefits from one year end to the next. Factors affecting the changes in present values include the impact of the

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EXECUTIVE COMPENSATION > 2015 Summary Compensation Table

value of benefits earned in the current year, the growth in the value of benefits earned in prior years due to the passage of time and the impact of changes in assumptions. This present value calculation was based on actuarial assumptions and discounting and was not a direct reflection of the change in each participant’s actual account balance in the Pension Plan during the year.

(2)	Our NEOs are provided with membership to our St. Joe Club & Resorts which has no incremental cost to us.

(3)	The amount shown represents Company 401(k) Plan contributions in 2015. The Company contributes the same percentage of salary for all employees, subject to a cap.

(4)	The amount shown includes a pro-rata adjustment due to an increase in Mr. Borick’s base salary from $256,000 to $300,000 in 2015.

(5)	The amount shown includes (i) a $100,000 one-time cash lump sum payment and (ii) one times (1x) his base salary that were paid to Mr. Bienvenue in connection with his departure from the Company in November 2015. See above “Compensation Discussion & Analysis – Employment Agreements - Employment Agreement with Mr. Bienvenue.”

(6)	In lieu of an annual bonus, the Company paid to Mr. Keil a severance payment of $500,000 in connection with his services as our Interim Chief Executive Officer.

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EXECUTIVE COMPENSATION > Outstanding Equity Awards

Outstanding Equity Awards at December 31, 2015

The following table provides information on the outstanding equity awards held by the named executive officers at December 31, 2015.

Name	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Jorge Gonzalez	–	–	–	–
Marek Bakun	–	–	–	–
Kenneth Borick	2,595	–	54.05	2/12/17
David Harrelson	1,446	–	54.05	2/12/17
Patrick Murphy	–	–	–	–
Patrick Bienvenue	–	–	–	–
Jeffrey Keil	–	–	–	–

Pension Benefits

The Company’s Pension Plan was frozen in March 2013 and terminated in August 2014.

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EXECUTIVE COMPENSATION > Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis under “Employment Agreements”, we have entered into an employment agreement with Mr. Bakun that provides for certain payments and other benefits if employment with us is terminated without “cause” or by Mr. Bakun for “Good Reason”. Upon a termination by us without “cause” or by Mr. Bakun for “Good Reason”, Mr. Bakun is entitled to receive:

●	salary continuation for a period of 12 months from the termination date and
●	payments equal to our portion of the cost of continued health and welfare benefits for an 18-month period from the termination date.

Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.

The following table shows the termination payments that Mr. Bakun would receive pursuant to his employment agreement in connection with his termination without cause or by Mr. Bakun for good reason. These amounts have been quantified as if such termination events occurred on December 31, 2015.

Name and Type of Payment/Benefit	Payments Upon Termination Without Cause(1) or for Good Reason(2) ($)
Marek Bakun
Salary	$350,000
Continuation of Benefits(3)	$26,685
Total Termination Payments/Benefits	$376,685

(1)	Pursuant to the terms of Mr. Bakun’s employment agreement, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct which causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities.
(2)

Pursuant to the terms of Mr. Bakun’s employment agreement, “good reason” means the executive’s termination of the executive’s employment for any one or more of the following reasons without the executive’s express written consent: (a) a significant diminution in the executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by St. Joe within thirty (30) days after receipt of written notice thereof given by the executive as provided in Section 5.4 of the employment agreement, (ii) a

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EXECUTIVE COMPENSATION > Potential Payments Upon Termination or Change in Control

change in the person to whom (but not the position to which) the executive reports, or (iii) the executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by St. Joe to comply with any of the provisions of Section 4 of the employment agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by St. Joe within thirty (30) days after receipt of notice thereof given by the executive pursuant to Section 5.4 of the employment agreement; (c) any purported termination by St. Joe of the executive’s employment otherwise than as expressly permitted by the employment agreement; or (d) any failure by St. Joe to comply with and satisfy Section 9.3 of the employment agreement.
(3)	Pursuant to terms of his employment agreement, Mr. Bakun, whether terminated without cause or for good reason, receives a continuation of health and welfare benefits for a period of 18 months following the date of termination.

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PROPOSAL 3 - ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2015 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2015 Annual Meeting, and our shareholders approved the proposal, with approximately 88% of the votes cast in favor.

At the Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay Proposal at the Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2015, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

This Say on Pay vote is advisory, and therefore not binding on St. Joe, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock as of February 26, 2016:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
Fairholme Capital Management, LLC, Bruce R. Berkowitz and Fairholme Funds, Inc. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	24,355,819	(2)	32.8%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	14,949,505	(3)	20.1%
Janus Capital Management, LLC and Janus Contrarian Fund 151 Detroit Street Denver, CO 80206	12,159,022	(4)	16.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	4,123,719	(5)	5.5%

(1)	The percentages reported are based on 74,349,612 shares of common stock outstanding as of February 26, 2016.
(2)	These amounts are held by Fairholme Capital Management, LLC (“Fairholme Capital”) and Fairholme Funds, Inc. Fairholme Capital and Bruce R. Berkowitz shared the power to vote or direct the vote of 23,603,302 shares and shared the power to dispose or direct the disposition of 24,355,819 shares. Fairholme Funds, Inc. shared the power to vote or direct the vote of 23,136,502 shares and shared the power to dispose or direct the disposition of 23,136,502 shares. Because Mr. Berkowitz, in his capacity as the Managing Member of Fairholme Capital or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by Fairholme Capital, he is deemed to have beneficial ownership of all of the shares.
(3)	Based on a Schedule 13G/A filed by Blackrock, Inc. on January 8, 2016, Blackrock, Inc. has sole power to vote or direct the vote of 14,841,988 of the shares it beneficially owns and has sole power to dispose or direct the disposition of all the shares it beneficially owns.
(4)

Based on a Schedule 13G/A filed by Janus Capital Management, LLC (“Janus Capital”) on February 16, 2016, Janus Capital has sole voting and dispositive power with respect to 12,159,022 shares at December 31, 2015. Janus Contrarian Fund (“Janus Contrarian”) has sole voting and dispositive power with respect to 10,451,593 shares. Janus Capital owns 96.81% of INTECH Investment Management (“INTECH”)

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SECURITY OWNERSHIP

and 100% of Perkins Investment Management LLC (“Perkins”), both of which are registered investment advisers which furnish advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). Holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this Schedule 13G/A filing. Janus Capital and INTECH disclaim pecuniary interests in such shares. Janus Contrarian is an investment company and one of the Managed Portfolios to which Janus Capital provides investment advice.
(5)	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2016, The Vanguard Group has sole voting power with respect to 79,588 shares and it beneficially owns and has sole dispositive power with respect to 4,040,431 shares it beneficially owns. The Vanguard Group has shared voting power with respect to 6,300 shares and shared dispositive power with respect to 83,288 shares.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the current directors, the named executive officers and the directors and all executive officers as a group, as of February 26, 2016.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Cesar L. Alvarez	–		–
Marek Bakun	–		–
Bruce R. Berkowitz	24,355,819	(3)	32.8%
Kenneth Borick	14,712	(4)	*
Howard S. Frank	–		–
Jorge L. Gonzalez	4		*
David Harrelson	2,761	(5)	*
Stanley Martin	14,100		*
Patrick W. Murphy	–		–
Thomas P. Murphy, Jr.	22,844		*
Vito S. Portera	5,527		*
Directors and Executive Officers as a Group (eleven (11) persons)	24,415,767		32.8%

The address of each director and executive officer in this table is c/o The St. Joe Company, 133 South WaterSound Parkway, Watersound, Florida 32413.

(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.
(2)	The percentages reported are based on 74,349,612 shares of common stock outstanding as of February 26, 2016. An “*” indicates less than 1% ownership.
(3)	These amounts are held by Fairholme Capital and Fairholme Funds, Inc. Fairholme Capital and Bruce R. Berkowitz shared the power to vote or direct the vote of 23,603,302 shares and shared the power to dispose or direct the disposition of 24,355,819 shares. Fairholme Funds, Inc. shared the power to vote or direct the vote of 23,136,502 shares and shared the power to dispose or direct the disposition of 23,136,502 shares. Because Mr. Berkowitz, in his capacity as the Managing Member of Fairholme Capital or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by Fairholme Capital, he is deemed to have beneficial ownership of all of the shares.
(4)	Includes 2,595 shares issuable upon the exercise of stock options that are currently exercisable.
(5)	Includes 1,446 shares issuable upon the exercise of stock options that are currently exercisable.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2015, directors, executive officers and greater than 10% shareholders complied with their Section 16(a) filing requirements applicable to them on a timely basis.

Shareholder Proposals for 2017 Annual Meeting of Shareholders

Shareholder proposals should be sent to us at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attention: Kenneth Borick, General Counsel. To be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 6, 2016. Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2017 Annual Meeting, but not required to be included in our proxy statement, no earlier than January 17, 2017 and no later than February 6, 2017. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

●	electronically by sending an e-mail to the following address: directors@joe.com;
●	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413; or
●	by telephone at (800) 571-4840.

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OTHER MATTERS

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an Internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found under the Investor Relations—Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2015 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations - Corporate Governance section of our Internet website, located at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, Attn: Investor Relations. A copy of any exhibit to the 2015 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 5, 2016. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413, (850) 231-6400.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

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THE ST. JOE COMPANY 133 SOUTH WATERSOUND PARKWAY WATERSOUND, FL 32413 ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date for shares held in our 401(k) plan or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date for shares held in our 401(k) plan or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M55917-B36375 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY
The Board of Directors recommends you vote “FOR” the following director nominees:
1.	Election of Directors
	Nominees for a one-year term of office expiring at the 2017 Annual Meeting or when his or her successor is elected and qualified:		For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g.	Cesar L. Alvarez Bruce R. Berkowitz Howard S. Frank Jorge L. Gonzalez Stanley Martin Thomas P. Murphy, Jr. Vito S. Portera	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote “FOR” the following proposal:		For	Against	Abstain
						2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.	☐	☐	☐

The Board of Directors recommends you vote “FOR” the following proposal:
						3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2016

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Jorge L. Gonzalez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Central Daylight Time on May 17, 2016, at Sharks Tooth Golf Club, 2003 Wild Heron Way, Lake Powell, Florida 32413, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted “FOR” the director nominees in proposal 1 and “FOR” proposals 2 and 3 all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side